EXHIBIT 99.1

Seven Arts Entertainment Inc. Announces Results Of Operations For The Fiscal Year Ended June 30, 2012 And Appointment Of David Furth As A Director
LOS ANGELES, Oct. 16, 2012 /PRNewswire/ -- Seven Arts Entertainment Inc. (OTCQB: SAPX) ("Seven Arts" or the "Company") today announced its results of operations for the fiscal year ended June 30, 2012.  The Company reported a gross profit of $3,468,263 on total revenue of $8,363,904 for the fiscal year ended June 30, 2012, compared to a gross loss of $119,608 on revenues of $3,328,388 for its listing predecessor Seven Arts Pictures plc. ("PLC") for the fiscal year ended June 30, 2011.  The increase in revenue was due to the previously announced accrual of the expected proceeds from disposition of Louisiana and Federal historic rehabilitation and film infrastructure tax credits.  The Company revalued the film and other assets acquired from PLC under the Asset Transfer Agreement dated July 1, 2010 and took a one-time charge of$6,459,247, with a resulting net loss of $8,271,186 for the fiscal year ended June 30, 2012, compared to a net income by PLC of $1,461,554 for the previous fiscal year.  As a result, the unamortized film costs for all motion pictures in release are now approximately $7,300,000.
The Company also announced the appointment of David Furth to its Board of Directors effective October 15, 2012.  Mr. Furth is a managing director of a hedge fund and a private equity investor.  Mr. Furth has almost twenty years of experience in managing investments in small and mid-cap growth companies in the United States and throughout the world.
Chief Executive Officer Peter Hoffman stated, "We are pleased to have improved our gross profit to $3,468,263 from a gross loss in the last fiscal year of ($119,608), principally due to the expected proceeds from disposition of the Federal and Louisiana historic rehabilitation and film infrastructure tax credits.  We are also pleased to announce the addition of David Furth to our Board of Directors.  David is very experienced in investments in companies such as ours and will assist us in our efforts to effectively deal with market activities and in particular short selling.  We expect to announce a second new board member shortly.
"Film revenue decreased to $823,000 from $2,758,359 as we had only one film initially released in the 2012 fiscal year, and we have revised our production strategy to reflect continued reductions in film revenue from video and ancillary distribution.  We expect film revenue will increase in the current 2013 fiscal year reflecting our announced United States distribution operations, Seven Arts Film Distribution, with at least four pictures set for release in the 2013 fiscal year, including Adam Gierasch's Schism.  We continue to develop Winter Queen and Neuromancer and expect casting announcements on both films in the near future.  Distribution revenue on these films is expected for later fiscal years.
"We recorded no material revenues for our new recorded music division for the 2012 fiscal year.  We released DMX's album "Undisputed" in September, 2012 (the first quarter of our current fiscal year) and expect to release a second DMX album in this 2013 fiscal year.  We will also release a new album from Bone Thugs-N-Harmony, "Art of War III," and recordings of at least one other artist in the 2013 fiscal year.  We expect that the music division will make a substantial contribution to revenue in the 2013 fiscal year.
"Our production and post-production facility at 807 Esplanade Avenue in New Orleans is now in operation and we expect announcements shortly of several new film and television shows which will be using this facility.  We also expect that revenue from the operations at Seven Arts Post will make a substantial contribution to our revenue in fiscal 2013.
"As previously announced, we have made substantial progress in reducing film indebtedness and expect to repay much of this indebtedness in fiscal 2013.  We have incurred other loans principally by assumption of approximately $4,500,000 of indebtedness incurred in connection with 807 Esplanade Avenue and from convertible notes, which we expect will be converted into common stock.  Accounts payable and participations have also been substantially reduced.  Accrued liabilities reflect conversion of notes in process and contingent purchase price of 807 Esplanade Avenue recoverable from proceeds of disposition of tax credits.  Our assets are greater than at the end of fiscal year 2011, even as film costs on released films have been reduced by approximately $11,500,000 to $7,300,000.
"As a result, and despite this reduction in film costs, our balance sheet is substantially stronger, with stockholder equity increasing to approximately $13,500,000 at June 30, 2012 from approximately $8,000,000 as ofJune 30, 2011.
"We believe the Company is poised for substantial growth in this and subsequent fiscal years, particularly when we are able to complete development and produce Winter Queen and Neuromancer.  We appreciate the support of all our stockholders despite a difficult trading market in our shares as discussed in my recent letter to stockholders.  We expect that our stock price will recover as results of operation are achieved."

	Selected Financial Data

	(in $ 000's, except per share data)

Summary Profit and Loss Data	Fiscal Year Ended June 30, 2012	Fiscal Year Ended June 30, 2011

Total Revenue	$8,364	$3,328

Cost of Sales	$(4,896)	$(3,448)

Gross Profit/(Loss)	$3,468	$(120)

Operating Expenses	$(2,558)	$(2,086)

One-Time Revaluation From Asset Transfer	$(6,459)	$-

Operating Loss	$(5,549)	$(2,206)

Other Income	$31	$4,459

Net Interest Expense/Income	$(2,753)	$(759)

Income/(Loss) Before Taxes	$(8,271)	$1,494

Provision for Taxes	$0	$0

Other	$0	$(32)
Net Income/(Loss)	$(8,271)	$1,462

Weighted Average Common Shares used in Earnings/(loss) per share calculation
Basic (in 000's)	453	27
Diluted (in 000's)	453	27

Earnings /(loss) Per Share – Basic	$(18.26)	$54.17
Earnings/ (loss) Per Share – Diluted	$(18.26)	$54.17

Balance Sheet Data	June 30, 2011	June 30, 2010

Total Assets	$32,923	$30,140

Total Loans Payable	$3,288	$12,646

Stockholders' Equity	$13,449	$7,958

About Seven Arts Entertainment Inc.:
Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements.
Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of October 16, 2012.  Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact:
Seven Arts Entertainment Inc.
Peter Hoffman
            323-372-3080

phoffman@7artspictures.com

SOURCE Seven Arts Entertainment Inc.

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